FOR IMMEDIATE RELEASE
CONTACT: Pressley A. Ridgill EVP/COO
PHONE: 336-342-3346
FAX: 336-634-4771
DATE: May 17, 2002


REIDSVILLE, N.C.----May 17, 2002--The Board of Directors of FNB Financial Services Corporation (NASDAQ: FNBF), parent of FNB Southeast, has authorized the repurchase of up to 5% of the Company's common stock. The Company has approximately 4.6 million shares of common stock outstanding. Purchases may be made, from time-to-time, in the open market or in privately negotiated transactions, based on market conditions and other factors. The repurchase program may be suspended at any time without prior notice.

"We are pleased with the recent increase in our stock price, however this action reflects the Board's opinion that the purchase of FNB's common shares represents a sound investment for our corporate funds," commented Ernest J. Sewell, President and Chief Executive Officer. Mr. Sewell also noted that the repurchase plan is intended to help FNB achieve its goal of building shareholder value while maintaining appropriate capital levels.

FNB Financial Services Corporation is a financial holding company with one subsidiary, FNB Southeast; a North Carolina chartered commercial bank. FNB currently operates 17 banking offices in North Carolina and Virginia, along with additional mortgage origination offices through its mortgage subsidiary, FNB Southeast Mortgage Corporation. A separate investment subsidiary also operates through the bank as FNB Southeast Investment Services, Inc.

Information in this press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in the Company's recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.